Exhibit (n)(10)

CONSENT OF INDEPENDENT AUDITOR
Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Prospectus Supplement of Prospect Capital Corporation, dated August 31, 2018, relating to its sale from time to time of its 6.25% Notes due 2024 and 6.25% Notes due 2028, of our report dated August 28, 2018, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in that Prospectus Supplement.

We also consent to the use of our report dated August 30, 2018, except for Notes 13 and 14, as to which the date is August 31, 2018, relating to the information contained under Senior Securities table on pages S-83 - S-85 of that Prospectus Supplement, which is contained as Exhibit (n)(11) to this post-effective Amendment No. 94 to the Registration Statement on Form N-2 (file No. 333-213391) filed on August 31, 2018.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

August 31, 2018